EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Palvella Therapeutics, Inc. and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this [__] day of December, 2024.

Name: Wesley H. Kaupinen

Wesley H. Kaupinen 2019 Irrevocable Trust dated February 28, 2019

By:
Name: Christine L. Kaupinen
Title: Trustee

Name: Christine L. Kaupinen

Christine L. Kaupinen 2019 Irrevocable Trust dated February 28, 2019

By:
Name: Michael Christopher
Title: Trustee

Name: Michael Christopher